Exhibit 10.1

EXECUTION COPY

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights (“SARs”) Agreement (this “Agreement”) is made as of August 4, 2020 the “Date of Grant”), between Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and Daniel Khoshaba (“Employee”).

In consideration of the mutual agreements and other matters set forth herein, the Company and Employee hereby agree as follows:

1.                  Grant of SARs.

(a)               Grant. The Company hereby grants to Employee 5,000,000 SARs on the terms and conditions set forth herein. Each SAR represents a right to receive upon exercise an amount equal to the appreciation in one share of common stock of the Company, par value $.01 per share (“Common Stock”) over the Strike Price (as defined below) upon the terms and subject to the conditions of this Agreement.

(b)               Administration. The SARs are being made and granted as a standalone award, separate and apart from, and outside of, the Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and all other shareholder-approved equity compensation plans of the Company in effect as of the Date of Grant. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to this Agreement and the SARs as if the SARs had been granted under the Plan, and this Agreement shall be subject to such terms, conditions, and definitions, which are hereby incorporated into this Agreement by reference (and any such references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the provisions of the Plan so incorporated, but shall not in any way imply or indicate that the SARs were granted under the Plan). For the avoidance of doubt, the SARs awarded under this Agreement shall not be counted for purposes of calculating the aggregate number of shares of Common Stock that may be issued under the Plan or for purposes of any share-based limitations in effect under the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

(c)               Shareholder Approval Required. Notwithstanding anything to the contrary in this Agreement, the SARs are granted expressly subject to and conditioned upon (and may not be exercised, in whole or in part, until) the approval by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders of this Agreement and the SARs awarded hereunder. If such stockholder approval is not obtained at the 2021 Annual Meeting of Stockholders, then the SARs, whether vested or unvested, shall be immediately forfeited for no consideration immediately following such 2021 Annual Meeting.

2.                  Strike Price; Expiration Date. The strike price of the SARs shall be $1.85 per share (the “Strike Price”). Unless earlier terminated pursuant to this Agreement, the SARs, whether vested or unvested, shall immediately expire and be forfeited for no consideration on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”).

3.                  Vesting of SARs. The SARs may not be exercised pursuant to Section 4 unless and until they have (i) been approved by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders in accordance with Section 1(c) and (ii) vested in accordance with this Section 3.

(a)               Performance Vesting. The SARs will vest if the average closing price of the Common Stock over all trading days in the twenty (20) business day period immediately preceding the applicable date of determination is equal to or greater than $20.00 (the “Price Target”), subject to Employee’s continued employment with the Company through the date of such determination. If the Company pays cash dividends on its Common Stock following the Date of Grant, the Price Target shall be correspondingly reduced (but not below $0) at the time of any such cash dividend by an amount equal to the cash dividend in respect of one share of Common Stock. Any unvested or unexercised portion of the SARs shall immediately terminate and be forfeited for no consideration upon Employee’s cessation of employment with the Company for any reason.

(b)               Change of Control. Notwithstanding Section 3(a), upon the consummation of a Change of Control, if the Price Target has not been achieved prior to such Change of Control, then subject to Employee’s continued employment with the Company through the date of such consummation, (i) one-third (1/3) of the SARs will immediately vest upon the consummation of such Change of Control if the price per share of Common Stock received by the holders of Common Stock in the applicable Change of Control transaction (the “COC Price”) equals or exceeds $10.00, but is less than $15.00, and the remaining portion of the SARs will be immediately forfeited for no consideration; (ii) two-thirds (2/3) of the SARs will immediately vest upon the consummation of such Change of Control if the COC Price equals or exceeds $15.00, but is less than $20.00, and the remaining portion of the SARs will be immediately forfeited for no consideration; and (iii) all of the SARs will immediately vest upon the consummation of such Change of Control if the COC Price equals or exceeds $20.00. For the avoidance of doubt, if the COC Price is less than $10.00, then all of the SARs shall be immediately forfeited for no consideration upon consummation of such Change of Control.

4.                  Exercise and Settlement of SARs. Subject to earlier expiration as provided in this Agreement, any portion of the SARs that becomes vested shall be automatically exercised upon the applicable vesting date. Upon such automatic exercise of vested SARs, Employee will be entitled to receive a total amount (the “Payment Amount”) equal to the product of (x) the number of vested SARs so exercised, multiplied by (y) the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of such exercise, over (B) the Strike Price. The Payment Amount shall be paid by the Company to Employee either in cash, in shares of Common Stock (based on the Fair Market Value of the Common Stock on the date of exercise), or any combination thereof as soon as reasonably practicable following the date of exercise (but no later than sixty (60) days following the date of exercise). The type of consideration payable in accordance with the previous sentence shall be determined in the Committee’s discretion. For the avoidance of doubt, following exercise, Employee shall have no further rights with respect to the vested SARs so exercised.

5.                  Ownership of Shares. Unless and until a certificate or certificates representing shares of Common Stock shall have been issued by the Company to Employee (or, if shares are uncertificated, the Company records the issuance of such Common Stock on its books and records), Employee (or the person receiving settlement of the SARs in the event of Employee’s death) shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to shares acquirable upon settlement of the SARs. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation, or agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not issue Common Stock in settlement of the SARs to the extent that such issuance would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code.

6.                  Withholding of Tax. To the extent that the grant or settlement of the SARs or the disposition of shares of Common Stock acquired upon settlement of the SARs results in compensation income or wages to Employee for federal, state, local, or foreign tax purposes, Employee shall promptly pay to the Company in cash (or by check or wire transfer) the amount of any taxes or other deductions required to be withheld by the Company (the “Withholding Taxes”). In addition, the Committee may, in its discretion, authorize tax withholding to be satisfied by withholding an appropriate amount of cash from base pay or other amounts payable to Employee, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. Employee acknowledges and agrees that if Employee’s obligations with respect to the Withholding Taxes are not satisfied, no consideration will be payable to Employee in respect of the SARs.

7.                  Adjustments. The provisions of Section 14 of the Plan shall apply to adjust the SARs (including, without limitation, the number or type of shares underlying the SARs, the Price Target, or the Strike Price) in the circumstances described in such Section to prevent inappropriate dilution or enlargement of the benefits intended to be made available to Employee under the SARs. For the avoidance of doubt, stock issuances by the Company for consideration (outside of a Change of Control) or stock offerings by the Company shall not require an adjustment to the SARs.

8.                  Temporary Lock-Up. Shares of Common Stock issued in respect of the SARs shall not be sold, exchanged, transferred, assigned, pledged, hedged or otherwise disposed of (the “Temporary Lock-Up”), except that (a) one-third (1/3) of such shares of Common Stock shall not be subject to the Temporary Lock-Up; and (b) shares of Common Stock may be sold to satisfy the Withholding Taxes solely in respect of such issuance of any shares of Common Stock; provided, however, any such Withholding Taxes shall be first satisfied to the maximum extent possible by reducing any applicable cash paid in respect of the SARs. The shares of Common Stock subject to the Temporary Lock-Up shall be released from the Temporary Lock-Up in accordance with the following schedule: (i) fifty percent (50%) of the shares of Common Stock subject to the Temporary Lock-Up shall be released from the Temporary Lock-Up on the first (1st) anniversary of the achievement of the Price Target; and (ii) the remaining fifty percent (50%) of the shares of Common Stock subject to the Temporary Lock-Up shall be released from the Temporary Lock-Up on the second (2nd) anniversary of the achievement of the Price Target. Notwithstanding anything to the contrary in this Agreement, any sale, exchange, transfer, assignment, pledge, hedge or other disposal of shares of Common Stock issued in respect of the SARs shall be subject to any blackout policy or other policy of the Company or any of its Affiliates.

9.                  Clawback/Recoupment. The SARs and cash or shares of Common Stock received upon exercise shall be subject to any compensation clawback or recoupment policy, agreement, or arrangement that the Company or its Affiliates may have in effect from time to time.

10.              Section 409A. This Agreement and the SARs are intended to be exempt from, or otherwise comply with, the provisions of Section 409A of the Code and shall be interpreted in accordance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding anything to the contrary herein, Employee shall be solely responsible for any additional taxes, interest, or penalties incurred with respect to this Agreement or the SARs under Section 409A. If the Company at any time determines that this Agreement or the SARs are not exempt from, or otherwise compliant with, Section 409A, the Company may amend this Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Company determines to be necessary or appropriate to cause this Agreement and the transactions contemplated thereby to (i) comply with Section 409A, or (ii) otherwise be exempt from Section 409A. For the avoidance of doubt, any cessation of Employee’s services to, or employment with, the Company and its Affiliates must constitute a “separation from service” (as defined under Section 409A) in order to be deemed a cessation of employment hereunder.

11.              Corporate Acts. The existence of the SARs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

12.              Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company or any of its Affiliates. Nothing in this Agreement, nor the award of the SARs hereunder, shall affect in any way the right of Employee or the Company to end such employment at any time.

13.              Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by certified mail, return receipt requested, to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to the Company at its principal executive offices.

14.              Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

15.              Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the SARs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

16.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles thereof.

17.              Counterparts. This Agreement may be executed in one or more counterparts (including, without limitation in portable document format (.pdf) or by other electronic means), together which shall constitute one and the same instrument.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Crystal Plum
Name: Crystal Plum Title: Chief Financial Officer

EMPLOYEE
/s/ Daniel Khoshaba Daniel Khoshaba

[Signature Page to SAR Agreement]

6